EXHIBIT 10.2

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is entered into on March 31, 2014, by and between MASTEC, INC., a Florida corporation (the “Company”), and JOSE R. MAS (“Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, effective as of April 18, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement as of the date hereof in certain respects.

NOW THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1. Section 4(d) of the Employment Agreement is hereby amended and restated, in its entirety, to read as follows:

“d. Equity. Employee shall receive one hundred thousand (100,000) shares of the Company’s common stock (the “Restricted Stock”) vesting, based on continued service and compliance with Section 8, 100% on the fifth anniversary of the Effective Date. So long as the Employee is not terminated for Cause, as defined in Section 11c, the Restricted Stock shall vest immediately upon termination of this Agreement. So long as the Employee is not terminated for Cause, as defined in Section 11c, and has not breached any of his obligations set forth in Sections 6, 7 and 8 hereof, any restricted stock issuances or stock options grants Employee currently has or may have in the future shall continue to vest until they are fully vested and all existing and future stock option grants will remain exercisable by Employee for the full term of the grant. The Restricted Stock will be subject to the terms and conditions of the Company’s incentive plans, as they may be amended from time to time in the Company’s sole discretion.”

2. Section 11(f) of the Employment Agreement is hereby amended and restated, in its entirety, to read as follows:

“f. Payments After Termination. If this Agreement and Employee’s employment hereunder are terminated for the reasons set forth in Sections 11(a) or 11(b), then Employee or Employee’s estate will receive an amount equal to the Base Salary and the pro rata portion of the Performance Bonus earned through the date of death or disability to which Employee would have been entitled for the year in which the death or disability occurred in accordance with the terms of this Agreement, and all of Employee’s Options and restricted stock shall immediately vest. If the Company terminates this Agreement and Employee’s employment hereunder for the reasons set forth in Section 11(c)(i-vi), then (i) Employee will receive his Base Salary through the date of termination and (ii) Employee will forfeit any entitlement that Employee may have to receive any Performance Bonus for the year in which Employees employment terminates. If this Agreement is terminated for the reason set forth in Section 11(d)

or Section 11(e), then (i) Employee will receive his Base Salary, Average Performance Bonus (as defined below) and benefits set forth in Section 4(b) hereof (collectively, the “Severance Benefits”), over a period of twelve (12) months from the date of termination (the “Severance Period”). The Average Performance Bonus shall mean the average of the Performance Bonuses the Employee has received during the last three complete calendar years for which Employee was an employee of the Company. The Severance Benefits shall be payable in accordance with the Company’s payroll procedures and subject to applicable withholdings. Upon payment by the Company of the amounts described in this Section 11(f), Employee will not be entitled to receive any further compensation or benefits from the Company whatsoever.”

3. Section 12(p) of the Employment Agreement is hereby amended and restated, in its entirety, to read as follows:

“p. Compliance with Section 409A:

(i) General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company). Notwithstanding the foregoing, the Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties that the Employee or any beneficiary of the Employee may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Employees.

(1) If the Employee is a “specified employee”, then no payment or benefit that is payable on account of the Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of the Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment delayed by reason of the prior sentence, and interest on any such delayed payment determined at the rate being paid by the Company on its senior credit facility determined as of the date of termination of the Employee’s employment, shall be paid in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule, and any benefits delayed by reason of the prior sentence, shall be provided at the end of such required delay period.

(2) For purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi) Taxable Reimbursements and In-Kind Benefits.

(1) Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Employee following the year in which the expense was incurred.

(2) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.

(3) The right to any Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii) Tax Gross-Ups. Notwithstanding any provision of this Agreement to the contrary, payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee following the taxable year of the Employee in which the Employee remits the related taxes and the payment of any tax reimbursements under this Agreement shall be based on Employee’s actual marginal tax rate of the Federal, state, local, or foreign taxes imposed upon Employee as a result of compensation paid or made available to Employee, including the additional taxes imposed upon Employee due to the Company’s payment of the initial taxes on such compensation.”

4. Except as amended herein, all other provisions of the Employment Agreement remain unchanged and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED as of the date set forth in the first paragraph of this Amendment.

EMPLOYEE

/s/ Jose R. Mas
Jose R. Mas

MASTEC, INC.

By:	/s/ George Pita
George Pita, Chief Financial Officer

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